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                                   Exhibit 2

THURSDAY AUGUST 26, 9:25AM EASTERN TIME

COMPANY PRESS RELEASE

JENKON ANNOUNCES PROPOSED ACQUISITION
OF AWARD WINNING ISRAELI SOFTWARE COMPANY MULTIMEDIA
K.I.D., LTD, AND BOARD OF DIRECTORS AND MANAGEMENT CHANGES

VANCOUVER, Wash--(BUSINESS WIRE)--Aug. 26, 1999--Jenkon International Inc. (Nasdaq SmallCap:JNKN - NEWS) today announced that it has signed a Letter of Intent to acquire Multimedia K.I.D. LTD., an Israeli based interactive educational company.

Consummation of the transaction is subject to the signing of a definitive acquisition agreement and other customary terms and conditions. Upon completion of the transaction, Multimedia and Jenkon will both operate as wholly owned subsidiaries of the parent to be newly named Multimedia K.I.D., Inc.

Under the terms of letter of intent, JNKN will issue to the shareholders of Multimedia, in exchange for 100 percent of the outstanding securities of Multimedia, and aggregate of i) 840,000 common shares of Jenkon,
ii) 2,416,000 shares of Redeemable Preferred Stock which will be convertible into an aggregate of 24,160,000 shares of Jenkon Common Stock. Assuming all shares of Preferred Stock convert, Multimedia K.I.D. shareholders would hold approximately 83% of the Company's common stock. The Preferred Stock will have no voting or conversion rights unless and until the stockholders of Jenkon have approved the grant of voting rights to such shares. Upon Jenkon stockholder approval, the Preferred Stock will have voting rights on an as-converted basis.

Multimedia K.I.D. designs, manufactures, and sells numerous innovative software and activity systems that together create virtual interactive learning centers for children and adults. Multimedia K.I.D. has over 100 software titles covering content as diverse as science, nature, math, music, language, art, technology, transportation, as well as every day environments such as the home and workplace. The educational systems are designed to promote creativity, imagination, listening, reading, writing, cognitive and motor skills through a full range of media which touches on different senses and emotions.

In 1998, Multimedia K.I.D. was awarded the prestigious Computer Software Award from the Office of the Prime Minister of Israel for the category of "Special Innovation and Invention in Education."

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David Edwards, CEO of Jenkon, stated that "The opportunity to acquire
Multimedia K.I.D. allows us to diversify our Company, taking us in a new direction and ultimately increase shareholder value. We think that the combined company will be in a better position to complete the development of a replacement product for its SUMMIT V system, due in early 2000."

Edwards indicated that, "Because of the increasing competitive pressures being experienced in its provision of back office software licenses as well as the development costs associated with the completion of the next generation of product, the Company's financial position deteriorated significantly in the fourth quarter of fiscal 1999 and in the current quarter. The closing of the transaction is conditional on additional financing which would provide Jenkon with a substantial portion of the capital it needs to continue existing operations and complete the development of the next generation product."

The transaction outstanding is planned to close by mid-September 1999, although it is subject to many contingencies, including the execution by the parties of a definitive agreement and other events that are outside Jenkon's control. If the transaction is closed and Jenkon stockholder approval of the grant of voting rights to the Preferred Stock is not obtained on or prior to February 28, 2000, the shares of Preferred Stock will be redeemable at the option of the holders thereof at a price of $10.00 per share for a total redemption price of $24,160,000.

Board and Management Change

In addition, Jenkon also announced that Philip Luizzo and Joe Albanese had been appointed to the Board of Directors and that Bill Daniher had resigned from the Board of Jenkon effective August 11, 1999.

Jenkon further indicated that Robert Cavitt, currently Executive Vice President at the company, would be appointed President of Jenkon effective September 1, 1999. Edwards noted that "Robert has been running the day to day operations of the company since January and the Board is recognizing his contribution to the Jenkon organization. Robert is well versed in the industry, and his appointment will allow me to focus more on strategic issues affecting both the company and the direct sales industry in general."

About Jenkon

Jenkon is a developer of specialized software solutions for network marketing and other companies involved in the direct sales industry. The Company's management information systems, including its proprietary
SUMMIT V-Registered Trademark- management information system software, have been installed with over 150 direct sales companies in over 25 countries throughout the world.

Jenkon's product line includes NOW!-Registered Trademark-, and JOL.NOW!-Registered Trademark-, Jenkon's scaleable Internet-based product, allows home-based direct sales personnel to communicate with the company they represent as well as the ability to quickly obtain, view and analyze many types of information over the Internet, including order status, personal and group sales, commissions and other data.

JOL (Jenkon-On-Line) provides an outsourcing solution for existing and start-up companies who want to reduce operational overhead by giving them access to Jenkon's premier compensation software system. This service allows companies to manage their direct sales network without significant staffing.

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and hardware expenses. Integrated with Jenkon's NOW!-Registered Trademark-
product, JOL provides 24-hour e-commerce, order entry and sales information to the corporate client's sales organization.

This release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Such statements should be considered as subject to risks and uncertainties that exist in Jenkon's operations and business environment and could render actual outcomes and results materially different than predicted.

Jenkon International, Inc.

7600 NE 41st Street, Suite 300

Vancouver, WA 98662

Tel: 360/256-4400, Fax: 360/256-9623
------------------------------------
CONTACT:

   Jenkon International
   Pat O'Hare, 360/256-4400
   www.jenkon.com